China Yingxia International, Inc.
Second Quarter 2007 Earnings Conference Call
August 15, 2007

Operator:	The China Yingxia International Incorporated Second Quarter 2007 Earnings Conference Call will begin momentarily. We thank you for your patience and please do not disconnect. Once again, thank you for standing by. Our conference will begin momentarily.

Good morning, ladies and gentlemen.  Welcome to the China Yingxia International Incorporated Second Quarter 2007 Earnings Conference Call.  At this time all participants are in a listen-only mode.  Following today’s presentation instructions will be given for the question and answer session.  If anyone needs assistance at any time during the conference please press the star followed by the zero.  As a reminder this conference is being recorded today, Wednesday, August 15th, 2007.

I would now like to turn the conference over to Alan Sheinwald of HC International.  Please go ahead.

Alan Sheinwald:
Well thank you.  Good morning.  I’d like to thank everyone for joining us today for China Yingxia International’s 2007 Second Quarter Conference Call.  Our call today will be hosted by Mrs. Ying Xia Jiao, CEO of the Company, and by Peter D. Zhou of American Union Securities, financial advisor to the Company.  The Company will be providing their own translation.  If anyone participating on the call this morning does not have a copy of the earnings release, please contact our office at 914-669-0222.

Before we get started, I’m going to review the Company’s Safe Harbor statement.  Statements in this conference that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties and actual results may differ materially.  When used in this call the words anticipate, could, enable, estimate, intend, expect, belief, potential, will, should, project and similar expressions as they relate to China Yingxia International are such forward-looking statements.  Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by China Yingxia International at this time.  These risks include the economic health of the (inaudible) industry and the availability of necessary funding.  In addition, other risks are more fully described in China Yingxia International’s public filings with the US Securities Exchange Commission which can be reviewed at www.sec.gov.

I would now like to just congratulate the Company first on a fantastic second quarter and turn the call over to the Company’s Chairwoman, Mrs. Ying Xia Jiao, to say a few words to the investors.  Madam Jiao.

Ying Xia Jiao:	Okay. [Chinese spoken]

Racy Du :	Thanks to you all, thanks to you all for joining us today for China Yingxia International’s 2007 Second Quarter Conference Call.

Ying Xia Jiao:	[Chinese spoken]

Racy Du:	Thanks for investor support and attention to Yingxia and we can try our best to give reward to our investors.

Ying Xia Jiao:	[Chinese spoken]

Racy Du:	First of all, I would like to report the business and the financials of the second quarter, and I will talk about the third quarter.

Ying Xia Jiao:	[Chinese spoken]

Racy Du:	During the second quarter the number of franchisees increased to 650 compared with 300 for the second quarter of 2006.

Ying Xia Jiao:	[Chinese spoken]

Racy Du:	These franchisees purchase our products and sell them on an exclusive basis in store fronts or markets, in the markets exhibition halls.

Ying Xia Jiao:	[Chinese spoken]

Racy Du:	Our initial franchisee also includes (inaudible) inventory and the designation of an exclusive regional territory to the individual.

Ying Xia Jiao:	[Chinese spoken]

Racy Du:	Franchisees are granted provincial, regional and township levels. Our product mix also increased to include personal care products, cosmetics and nutritional foods including Nestle cereals and drinks.

Ying Xia Jiao:	[Chinese spoken]

Racy Du:	During the same period of 2006, our product mix was limited to cactus-based supplements and millet and rice products.

Ying Xia Jiao:	[Chinese spoken]

Racy Du:
Secondly, I would like to talk about the third quarter of 2007.  We will expand the marketing force to promote our soybean organic milk, improve the development of new products and the sales of the functional rice.

Ying Xia Jiao:	[Chinese spoken]

Racy Du:	And increase the market share in China and increase the value-added of our products.

Ying Xia Jiao:	[Chinese spoken]

Racy Du:	Thanks for your investment and all the time attention to us. We will originally make use for the proceeds and try our best to realize its maximum earnings.

Now, like, I’d like to turn it over to Peter D. Zhou to go over our financials for this past quarter.  Peter.

Peter D. Zhou:
Thank you for the translation, Racy.  First of all, I just want to thank all the investors for joining us today for our second quarter conference call.  During the second quarter of 2007, the China Yingxia management team focused on growing its business through the franchise distribution model and also the expansion of its product base, distribution model which utilizes the branding concepts similar to a G&C and the financial incentives comparable to an Avon, to the franchisees has been very successful to date.

During the quarter the Company increased the number of franchisees, as Mrs. Jiao stated earlier, from approximately 300 to 650 compared to the same quarter period in 2006 and remains confident that they will reach approximately 1,000 franchisees by the end of this year.  In addition to its successful business model and branding strategy, the Company maintains a strong, solid product mix that has become widely accepted within China.  So far this year the Company has added to its cactus, millet and rice products cosmetic products with new products that include personal care items and also Nestle Foods.  The variety and quality of products now offered to the consumer has helped the Company greatly grow financially while in the meantime also enhancing its customer and franchisee satisfaction and loyalty.

During the second quarter of 2007 the Company took on a number of expenditures for the quarter for the launch of its organic functional rice and soybean milk and yogurt products.  As you may recall, the Company acquired the exclusive patent on a new strain of rice called W3660 which is aimed to benefit consumers suffering from renal ailments and also diabetes.  This product, which has an annual revenue potential of $10 million will be sold as of the fourth quarter in 2007.

The past second quarter of this year the Company opened two new sales centers responsible for the management and control of operations of distribution of soybean and organic functional rice products.  The Company added an additional 34 new sales and marketing members and started an advertising campaign consisting of TV commercials and internet web-based ads.  The Company strongly believes in these products and has taken all necessary steps to ensure that these items will be just as successful as the current products that is sold out to the current franchisees.

I’ll now move on to the Company’s second quarter financial results specifically.  The net sales for the second quarter ended June 30th, 2007, total revenues were 5.2 million, an increase of approximately 2 million or 60% compared to the 3.3 million for the second quarter of 2006.  This increase is directly attributable to the increase in the number of franchisees who are now selling the Company’s expanded products mix of over 180 SKUs as compared to only approximately 60 in the same quarter in 2006.  Cost of sales was approximately 2.3 million for the three months ended, an increase of approximately 1.2 million or about 113% compared to the 1.1 million for the three months ended June 30, 2006.  The increase in cost of sales compared to the increase in revenue growth is mainly due to the lower margins of the new products added.

Our cactus-based products generate gross margins of upwards of 60% as compared to our personal care products and Nestle products which generate only 30 to 40% gross margins.  These margins are lower in part due to the fact that we simply distribute these items in comparison to the other cactus-based products and millet and rice products which we manufacture in-house or outsource to third party contractors.

Total operating expenses totalled approximately 447,000 in comparison to 119,000 for the same quarter last year.  This expense is related to R&D costs as well as general, administrative and sales costs.  R&D expenses for the quarter were associated with our in-house testing and analysis of current supplement products and the application of tests toward new health-related products.

Selling and general administrative expenses increased in conjunction with the increase in sales, the increase in number of franchisees and the increased expenditures with, associated with the launch of our new products in the second half of the year.  This also includes the 34 new added sales and marketing team members, along with the advertising costs for TV and web-based content.

The Company’s net income for the three months increased 426,000 or approximately 21% to 2.5 million, compared to 2 million for the three months ended June 30th, 2006.

On the balance sheet, total assets for the second quarter of 2007 total 24.9 million including 100,000 in cash and cash equivalents.  As I mentioned earlier, during this quarter we had significant expenditures in preparation for the official launch of our organic functional rice and soybean yogurt and milk products.  Increase in other receivables to 1.6 million was due to the opening of our two new sales centers.  We paid approximately 263,000 additionally as a deposit for the 657,000 needed to acquire the exclusive rights for the W3660 strain of organic rice.  The inventory also increased due to the need for more raw materials and packaging materials that we plan to have for the new products in the second half of the year.

Advances to suppliers totalled 3.4 million for the period, of which 1.7 consisted of prepayment to the farmers who grow and harvest our products, and 1.3 million towards the ongoing construction of the production lines for our existing and new products at our manufacturing facilities.  During the six months ended June 30th, 2007, we were able to collect approximately 1.2 million in loans to related parties.  These loans represent franchisees that were financed to open their franchise store fronts from the inception of the Company.  The Company, to begin 2007, had over 2.7 million in loans to other parties and it is fully confident that, by the end of this year, the remaining 1.5 million will be collected in full.

The Company reported total liabilities of approximately 2.2 million as of June 30, 2007, of which account payables totalled 1.6 million, due in large part to the increased and added need of the Company to have third party contractors provide the packaging and manufacture of the prepared foods of the Company.  Total stockholder equity totalled 22.8 million for the second quarter, while the current ratio for the Company was approximately 4.2 to 1.  The management team is pleased with the growth of the Company and that has shown in year-on-year.  Although it has grown its franchise distribution network dramatically to approximately 650 franchisees, management believes that the Company is still in its infancy and its goal is to continue to grow the growth pattern until China Yingxia becomes one of the largest distributors and manufacturers of nutritional products within China.

The confidence of the managing team has in the future was supported through the investment made by high quality investors with our, with its recent common stock financing of approximately 10.7 million which will fund operations and growth opportunities over the next 12 months.

Lastly, the management team would like to personally thank the new investors for encouragement and confidence in its business model and welcome as partners in China Yingxia.  And I personally would look forward to updating everyone on the progress and development of the Company in the near future.

At this time I would like to turn the call over to the Operator for question and answer period.  As Ms. Jiao said earlier, individuals that are on the call currently are the CEO of the Company, and Chairwoman of the Company, Ms. Jiao and also Mr. Chen  and Ms. Guo who will serve as the separate secretary and the translator would be Racy Du.  So, Operator, you can begin with the Q&A session now.

Operator:
Thank you, sir.  And ladies and gentlemen, at this time we will begin the question and answer session.  If you have a question please press the star followed by the one on your pushbutton phone.  If you wish to decline from the polling process press the star, followed by the two.  You will hear a three-tone prompt indicating you’ve been placed in the queue.  Your questions will be polled in the order they are received.  If you are using speaker equipment you will need to lift the handset before pressing the buttons.  One moment, please, for our first question.

And our first question comes from the line of Greg Goldberg with Professional Traders Management.  Please go ahead.

Greg Goldberg:
Hi, guys.  I guess Peter will tell you I’m a relatively new investor.  A, one of the questions that’s overhanging the Company has to do with the licence situation.  Is there anything new on that, any regulatory issues and anyone trying to curtail any of the Company’s workings?

Racy Du:	Sorry, I couldn’t clearly understand what he says.

Peter D. Zhou:	I’ll do part of the translating, then. [Chinese spoken]

Racy Du:	[Chinese spoken]

Ying Xia Jiao:	Peter, [Chinese spoken]

Racy Du:	Let me translate it. The present sales model are not regulated, are not influenced by the reg, by the laws or the regulations of the direct marketing laws of China.

Peter D. Zhou:
Did, Greg, just to reiterate, you know, Ms. Jiao’s answer and translation, so the current business model, using the franchisees as far as the distributors for the product, is not actually regulated by the actual same laws as a company that would be operating on a direct sales model.  Effectively, the franchisees are the customers of the Company and then the franchisees then sell the products that they buy from the Company to the actual consumers who are then the end users.  So the Company is not actually having a situation where they’re directly selling to the end user.

Greg Goldberg:	Got it. But that’s the controversial issue, right?

Peter D. Zhou:
That’s absolutely right.  I mean, you know, there are approximately 12 companies right now within China that do have a direct selling licence.  Yingxia is not one of them, however, with the current business model and like I said earlier, these direct selling laws would not actually affect the Company.

Greg Goldberg:	Do we plan on?

Racy Du:	We just apply the franchisee model, not the direct marketing model.

Greg Goldberg:	Okay. Thank you.

Racy Du:	You’re welcome.

Operator:	And once again, ladies and gentlemen, to ask a question at this time, please press the star, one on your phone now.

And our next question’s by Peter Siris with Hu-Mei. Please go ahead.

Peter Siris:	Peter Siris from Hu-Mei. [Chinese spoken]

Racy Du:	[Chinese spoken]

Peter Siris:	Racy, [Chinese spoken]

Ying Xia Jiao:	[Chinese spoken]

Peter Siris:	Okay. [Chinese spoken] Wonder about the new products that we’re looking at for the next couple of quarters. Where do you see the big growth coming from?

Racy Du:	You mean the big growth?

Peter Siris:	What are the new products they’re introducing and that they think have the most opportunities for strong growth?

Racy Du:	[Chinese spoken]

Ying Xia Jiao:	[Chinese spoken]

Racy Du:
Okay.  Related to the soybean milk, our new products, we have a very wide market.  At present we just use the franchisees to sale, to sell our products.  Yingxia has more than 20 years marketing history and we have a good reputation of our brand so we believe we have a very wide market for our new products.

Peter Siris:	So besides the soybean milk, Racy, what are the other new product, or the other new products is the rice?

Racy Du:	[Chinese spoken]

Ying Xia Jiao:	[Chinese spoken]

Racy Du:
Okay.  Our new, our, another new product is the functional rice and it meets the, it filled the empty market of, in China and it will be put into the, it will enter the market in November of this year.  Actual, above all, China has no this kind of rice at present.

Peter Siris:	And this is rice that, if you eat the rice and you’re diabetic, your blood sugar level won’t go up?

Racy Du:	[Chinese spoken]

Ying Xia Jiao:	[Chinese spoken]

Racy Du:	[Chinese spoken]

Ying Xia Jiao:	[Chinese spoken]

Racy Du:	Okay. If the people eat, if the patient, maybe the diabetic and the kidney patients eat this kind of rice, it will improve their recovery from that, from this kind of diseases.

Peter Siris:
Okay so that, I see in the quarter that your Company spent a lot of money and now raised more money preparing for these new products.  Should we look for much continued faster sales growth in the next couple of quarters?

Racy Du:	[Chinese spoken]

Ying Xia Jiao:	[Chinese spoken]

Racy Du:	[Chinese spoken]

Ying Xia Jiao:	[Chinese spoken]

Racy Du:
Okay.  Our new products have very high added values.  For example, the normal, the general rice in China the price, the market price is only RMB 2 to 3 Yuan.  But our functional rice will be sold at the price of 18 Yuan per kilogram.  Comparatively, in Japan this kind of functional rice is sold at 30 Yuan per kilogram so we have, our new product can get a very high profit rate.

Peter Siris:	Okay, so we should be happy with sales and profits going forward?

Racy Du:	[Chinese Spoken]

Ying Xia Jiao:	[Chinese Spoken]

Racy Du:	We are logically positive.

Peter Siris:	Great. I have one more question which is, can I come visit you in early September?

Racy Du:	[Chinese Spoken]

Male Speaker:	[Chinese Spoken]

Ying Xia Jiao:	[Chinese Spoken]

Racy Du:	[Chinese Spoken]

Maybe, Mrs. Jiao will go to US in the very -- in the very early of the September. She will come here maybe in the middle of September.

Peter Siris:	Is she presenting at the Roth Conference? Is that correct?

Racy Du:	[Chinese Spoken]

Ying Xia Jiao:	[Chinese Spoken]

Racy Du:	Yes. They will attend this conference.

Peter Siris:	Great, I'm sure everybody will be excited to meet them. Thank you very much.

Racy Du:	Okay. [Chinese Spoken]

Ying Xia Jiao:	[Chinese Spoken] Thank you.

Operator:	And once again, ladies and gentlemen, to ask a question it is star, one on your phone at this time.

Our next question comes from James Fuld with the Fuld Corporation. Please go ahead.

James Fuld:
As one of the new investors I just wanted to let you know that I am delighted to be a partner and that I look forward to visiting the company sometime in mid September and hope to spend some time with you then.

Racy Du:	Okay. [Chinese Spoken]

Ying Xia Jiao:	[Chinese Spoken] Okay?

Racy Du:	This gentlemen welcome you.

Ying Xia Jiao:	[Chinese Spoken]

Racy Du:	Okay. Welcome you to come our company and visit our company, okay.

James Fuld:	Thank you.

Racy Du:	Yes.

Operator:	And again, ladies and gentlemen, to ask a question it is star, one, on your phone at this time.

And our next question comes from Steve Mazur with CRT Capital. Please go ahead.

Steve Mazur:
Yes, one question.  This is going back on Peter's question originally.  Last year in Q3 revenues were down roughly 50% from Q2 and that was on last year.  And my question going back to what Peter was trying to get, and I don't know whether last year Q3 was down 50% because of seasonality.  Is it safe to assume that basically that Q3 revenues will not be down because of seasonality and yet might be better because we have more, are expecting more franchisees and more basically products and more product and more SKUs for sale.  That's what I'm just trying to figure out, the trend in the seasonality of the business and how that could impact revenues going forward.  I know that the first quarter is slow because of the holiday season there and this is clearly the best quarter the company has had in history and clearly the highest quarter to have from cash flow generation also.  So I'm just trying to get a feel for the next quarter going forward based upon my observation of what happened a year ago.

Racy Du:	Hi, Peter.

Peter D. Zhou:	It's actually Steve who asked the question. I'll provide the simple translation to Miss Jiao.

Racy Du:	[Chinese Spoken]

Peter D. Zhou:	[Chinese Spoken]

Ying Xia Jiao:	[Chinese Spoken]

Racy Du:	Mr. Chen, our Chief Accountant, will answer the question.

Weiming Chen:	[Chinese Spoken]

Ying Xia Jiao:	[Chinese Spoken]

Weiming Chen:	[Chinese Spoken]

Racy Du:	Okay. [Chinese Spoken]

Ying Xia Jiao:	[Chinese Spoken]

Weiming Chen:	[Chinese Spoken]

Racy Du:	[Chinese Spoken] actually, we believe our Q3 of 2007 will increase a lot and will be more than the second quarter of this year.

Steve Mazur:	That's what I was looking for. Thank you.

Weiming Chen:	[Chinese Spoken]

Ying Xia Jiao:	[Chinese Spoken]

Weiming Chen:	[Chinese Spoken]

Racy Du:	Because in the third quarter of 2007 we will increase our -- we will have an increase in the number of franchisees and we will increase of income from the soy bean organic milk and the yogurt.

Steve Mazur:	Wonderful. Thank you very much.

Racy Du:	You're welcome.

Operator:	And our next question comes from Charles Ho who is a private investor. Please go ahead.

Charles Ho:
Hello.  Congratulations on a good quarter.  My question is that in your two private offerings previously how do you come up with the price?  Can you explain a little bit about your pricing model, like which one's based to about $1 per share.

Racy Du:	[Chinese Spoken]

Peter D. Zhou:
Hey, Charles, how are you doing?  I'm going to answer that question just in the case that the broker dealer served as via the placement agent for the financing.  As you mentioned earlier related to the two previous raises the company had done, the valuation of the company was through discount to the marketplace.  In terms of the raise you had $1 per share for the common stock with 50% warrant coverage at -- right.  So the valuation was basically arrived at the -- using the basic net income figures for the company and given a standard PE relative to the time that the company has shown as far as their performance in the past.  So based upon those numbers we gave the company a valuation that we believe would bring in the most attractive investors who support the company for a long term.

Charles Ho:	Okay. I have a follow-up on that. So does that mean based on your pricing valuation model you're saying that the company may be it's worth like $2 or below or $1.50, something like that?

Alan Sheinwald:
Peter, this is Alan.  Can I just add one thing?  It should be understood that it's not just the company's valuation.  It was a private investment of public equities by institutional investors predominantly with some accredited investors.  And therefore much of the valuation had to do with what the institutional investors that we wanted to invest offered as valuation.  So it wasn't just our valuation model, it's a privately negotiated transaction, sir, and the company was offered this deal and they made the decision to accept it.

Charles Ho:
I understand that, actually.  Okay, thank you.  Can I ask one more or a couple more actually regarding this financing?  Can I ask that given the diluting effect of the private offering, can I ask, have you thought about other options like issuing a bond or, for example, doing offerings in for example two -- twice, two times?  For example, maybe like after half a year your company is in a stronger position where you can negotiate a better term, or has it other options?  Can you also tell us how the position process goes, like how do you think, why do you think that this is the best option available to (inaudible) of shareholders.  Thank you.

Peter D. Zhou:	I think we want to translate it for the company just to make them aware of the question. Racy, did you get all that question or do you want me to translate part of it?

Racy Du:	I think [Chinese Spoken].

Peter D. Zhou:	Okay.

Racy Du:	[Chinese Spoken]

Peter D. Zhou:	[Chinese Spoken]

Charles Ho:
Actually, sorry, I'm sorry to interrupt you.  Actually, while I'm listening, I can actually speak in Chinese so let me put it this way.  Let me put it in Chinese directly.  [Chinese Spoken]  This is all the question.  Thank you.

Ying Xia Jiao:	[Chinese Spoken]

Racy Du:	[Chinese Spoken]

[Chinese Spoken]

Racy Du:	Okay. Sure we can raise money in different matters if there is different variety of maybe like warrants or convertible debts. But if the opportunity is mature we can apply this kind of financing.

Alan Sheinwald:
Let me just add something to that for your benefit, Charles.  First of all this was the first equity financing that this company has done as a public company and we felt it was important for the future growth of the company to both take in common stock, which would not require any repayment, additionally give some of the top institutional investors in the US who invest in small Chinese companies the opportunity of becoming our partners to help support us in the US capital markets going forward.  That played a very large role in determining to take a common stock deal from these investors versus some form of other debt deal.  And additionally common stock is the cleanest form of financing for small public companies, so we felt it was in the best interest of the shareholders.

Charles Ho:
Okay, thank you.  Can I ask you like regarding how to use these net proceeds?  Do you have any acquisition target?  Can you comment a little bit on that?  9.57 million of net proceeds, do you -- how do you intend to use the proceeds?  Do you have an acquisition plan or acquisition target?  Thank you.

Racy Du:	[Chinese Spoken]

Ying Xia Jiao:	[Chinese Spoken]

Racy Du:	[Chinese Spoken]

Ying Xia Jiao:	[Chinese Spoken]

Male Speaker:	[Chinese Spoken]

Ying Xia Jiao:	[Chinese Spoken]

Male Speaker:	[Chinese Spoken]

Racy Du:
Okay, we will purchase production line equipment for the soy bean project.  [Chinese Spoken]  $4.5 million US and [Chinese Spoken].  And we will spend the money, 2 million, to purchase raw materials and working capital for our products and lines.  And for the market development we will use [Chinese Spoken] 1 million.  And our general working capital is [Chinese Spoken] $2 million US, and our professional cost and fees is $0.5 million US.  [Chinese Spoken]

Ying Xia Jiao:	[Chinese Spoken]

Male Speaker:	[Chinese Spoken]

Ying Xia Jiao:	[Chinese Spoken]

Racy Du:	Okay. We have acquisition target under discussion now such as medicine company and soft drink company.

Charles Ho:
Thank you.  Let me switch to another topic.  Your Q1 conference call you have projected that a number of total franchisees to exceed 1,000 by the end of this year and it will -- and the number will go beyond the 5,000 by the end of 2009.  Do you still stand by this projection?  And if not, can you give us the new guidance?  Thank you.

Racy Du:	[Chinese Spoken]

Ying Xia Jiao:	[Chinese Spoken]

Male Speaker:	[Chinese Spoken]

Racy Du:	[Chinese Spoken]

Peter D. Zhou:	Yes, no. What the question was, he was asking related to the number of franchisees. [Chinese Spoken]

Ying Xia Jiao:	[Chinese Spoken]

Racy Du:	We are confident in the number of our franchisees and okay. And we are trying our best to realize this destination now.

Charles Ho:
Thank you.  By that I think you have said that you are still standing by your projection.  So let me ask you that in the first half of the year you actually have added only like 150 new franchisees so how do you visualize the rest of the year and especially in two more quarters you are going to add 350 just to make up the 1,000 number by the end of the year.

Racy Du:	[Chinese Spoken]

Ying Xia Jiao:	[Chinese Spoken]

Racy Du:
[Chinese Spoken] Okay.  We have very attractive encouragement policy for to open new franchisee doors.  For example, we have, for example, at present we have 100 franchisees.  We are encouraged by our very good policy to introduce another 100 people to open another 100 franchisee doors.  So we have very good encouragement policies for the next step and we are confident to realize it.

Ying Xia Jiao:	[Chinese Spoken]

Racy Du:	And on each 28th day of every month in the latter part of this year we will hold invitation conference to our new franchisees for our potential franchisees.

Ying Xia Jiao:	[Chinese Spoken]

Racy Du:	We have a lot of marketing, good marketing policies and good encouragement policies to open more and more franchisee doors.

Charles Ho:
Thank you. Regarding your new rice species, W3660, I think previous, earlier this year you said that this will bring in about 10 million of additional revenue.  So can I ask that do you foresee that because this -- the total revenue of this fiscal year, if it exceed 20 million or if otherwise can you give us guidance on the total revenue and ending for 2007 and I also would appreciate it if you could give the same for 2008 and 2009.

Racy Du:	[Chinese Spoken]

Ying Xia Jiao:	[Chinese Spoken]

Male Speaker:	[Chinese Spoken]

Racy Du:
[Chinese Spoken] for the year of 2007 we will have sufficient [Chinese Spoken].  We will have $15,004,000 US as the total revenue.  For the year of 2008 we will have $22,783,500 US and for the year of 2009 we will have, they expected to have the total revenue of $32,385,200 US.  That's all.

Operator:	And we have no further questions at this time. Mr. Zhou, I'll turn the call back over to you, sir, for any closing comments.

Alan Sheinwald:
This is Alan Sheinwald.  At this time I'd just like to thank everybody for joining us today and we'll look forward to updating all shareholders again on our conference call for the third quarter in mid November.  The company will be coming to the United States in early September, September 5, 6, and 7th, New York City, to the Roth Capital Conference.  So if you'd like to meet management please give us a call.  We'd be happy to set up a meeting.  Thank you for joining us this morning.

Operator:	And ladies and gentlemen, that does conclude our conference for today. We thank you for your participation and you may disconnect.